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                                                                      EXHIBIT 99
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                        PRIMUS TELECOMMUNICATIONS GROUP
                         ADOPTS STOCKHOLDER RIGHTS PLAN

McLean, Va., Dec. 29 -- Primus Telecommunications Group, Incorporated (Nasdaq:
PRTL) today announced it has adopted a Stockholder Rights Plan (the "Plan") in which preferred stock purchase rights have been granted as a dividend to the Company's stockholders of record at the close of business on December 31, 1998.

Adoption of the Plan reflects the commitment of the Board of Directors to Primus' business strategy and expansion plan by providing a means to better protect stockholders' interests as that strategy and plan are pursued. The Plan, which is similar to plans adopted by many other publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Plan was not adopted in response to any acquisition proposal. The Plan will assist the Board of Directors in dealing with any future potential acquirers that attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Plan, the Board has declared a distribution of one Right (a "Right") for each outstanding share of the Company's Common Stock. Each Right entitles the holder, subject to the terms of a Rights Agreement, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock (the "Preferred Stock") at a Purchase Price of $90 per Right, subject to adjustment. One one-thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The Rights will expire on December 23, 2008 unless redeemed by the Company as described below.

At the time of adoption of the Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will become exercisable if a person or group in the future becomes the beneficial owner of 20% or more of the then outstanding Common Stock or announces an offer to acquire 20% or more of the then outstanding Common Stock.

In the event that (i) the Company is the surviving corporation in a merger with an acquiring person and shares of Company Common Stock shall remain outstanding,
(ii) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Company Common Stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or
(iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), each holder of a Right (other than those held by an acquiring person) will thereafter have the right to receive, upon exercise, Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a current market value equal to two times the exercise price of the Right.

In the event that (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than those held by an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the Right.

The Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of the Board of Directors, in cash or shares of Company Common Stock. Immediately upon the action of the Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Details of the Plan will be mailed to all stockholders of the Company.

PRIMUS Telecommunications Group, Incorporated is a global facilities-based telecommunications company providing domestic and international long-distance voice, data, private network and value-added services. The Company provides services through an extensive global network of owned and leased transmission facilities, international gateway switches, and a variety of operating agreements that allow the Company to deliver traffic worldwide. Founded in 1994 and based in McLean, Va., the Company now serves over 375,000 corporate, small- and medium-sized business, residential and wholesale customers located in the North America, Caribbean, Europe and the Asia-Pacific regions of the world. News and information are available at the Company's Website at http://www.PRIMUStel.com.

To receive additional information on PRIMUS Telecommunications Group, Incorporated via fax at no charge, dial 1-800-PRO-INFO and enter code PRTL.

CONTACT: John DePodesta or Neil Hazard, Executive Vice Presidents of PRIMUS Telecommunications Group, Incorporated, 703-902-2800; or Investors, Jordan Darrow, Media, Alan Goldsand, or General, Jeff Bogart, all of The Financial Relations Board, 212-661-8030